Exhibit 1

JOINT FILING AGREEMENT

PURSUANT TO SECTION 240.13D-1 (K)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that it knows or has reason to believe that such information is inaccurate.

Date: December 12, 2019

DEEP BASIN CAPITAL LP

By:	/s/ Christian G. Hildenbrand
Christian G. Hildenbrand, Chief Compliance Officer

DEEP BASIN LONG-SHORT MASTER FUND LP

BY: DEEP BASIN LONG-SHORT FUND GP LLC, its general partner

By:	/s/ Christian G. Hildenbrand
Christian G. Hildenbrand, Chief Compliance Officer